Exhibit 23.1

September 18, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Pantop Corporation

Nevada, USA

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form S-1 dated September 18, 2014, of the following:

Our Report to the Stockholders and Board of Directors of Pantop Corporation dated September 18, 2014 on the financial statements of the Company as at June 30, 2014 and the statement of operations, stockholders' equity and cash flows for the period from May 6, 2014 (Inception) to June 30, 2014.

In addition, we also consent to the reference to our firm included under the heading "Interests of Named Experts And Counsel" in this Registration Statement.

Yours truly,

/s/ HKCMCPA Company Limited

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Certified Public Accountants

HKCMCPA COMPANY LIMITED

September 23, 2014